Exhibit 99

TI to reduce costs in Wireless business;
OMAP™ processors and wireless connectivity solutions will focus on embedded markets

DALLAS (Nov. 14, 2012) – Consistent with previously stated strategic plans, Texas Instruments (TI) (NASDAQ: TXN) announced today it will reduce costs and focus investments in its Wireless business on embedded markets with greater potential for sustainable growth. Cost reductions include the elimination of about 1,700 jobs worldwide.

TI previously outlined intentions to focus its OMAP processors and wireless connectivity solutions on a broader set of embedded applications with long life cycles, instead of its historical focus on the mobile market where large customers are increasingly developing their own custom chips. These changes require fewer resources and less investment.

"We have a great opportunity to reshape our OMAP processor and wireless connectivity product lines to concentrate on embedded markets. Momentum is already building with new embedded applications and a broad set of customers, and we are accelerating our efforts in these areas," said Greg Delagi, senior vice president of Embedded Processing. "These job reductions are something we do with a heavy heart because they impact people we care deeply about. We will work closely with all employees affected by these changes to provide a range of assistance related to compensation, benefits and job search."
As a result of these actions, the company expects annualized savings of about $450 million by the end of 2013. Total charges will be about $325 million, most of which will be accounted for in the current quarter. TI's fourth-quarter outlook, published on October 22, did not comprehend these restructuring charges.

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About Texas Instruments

Texas Instruments semiconductor innovations help 90,000 customers unlock the possibilities of the world as it could be – smarter, safer, greener, healthier and more fun.  Our commitment to building a better future is ingrained in everything we do – from the responsible manufacturing of our semiconductors, to caring for our employees, to giving back inside our communities.  This is just the beginning of our story.  Learn more at www.ti.com.

TI trademarks:
OMAP
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Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management "expects," "estimates" or other words or phrases of similar import.  Similarly, statements herein that describe TI's business strategy, outlook, objectives, plans, intentions, goals or anticipated cost savings also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the ability of TI to complete its cost-reduction actions in a timely manner and to realize opportunities for our OMAP processor and wireless connectivity product lines in embedded markets; and the other risks and important factors contained and identified in the Risk Factors discussion in Item 1A of TI’s Form 10-Q for the quarter ended March 31, 2012.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.